Exhibit 10.28
FANNIE MAE
STOCK COMPENSATION PLAN OF 2003
Code Section 409A Amendment
     Pursuant to Section 8.5(a) of the Fannie Mae Stock Compensation Plan of 2003 (the “Plan”) and in accordance with the authority delegated to the Vice President & Deputy General Counsel for Tax & Benefits to approve amendments to benefit plans to the extent necessary to comply with Internal Revenue Code Section 409A, the Plan is hereby amended as follows, effective except as hereinafter set forth as of January 1, 2008:
     1. Section 1.2(2) is amended by adding the following sentence to the end thereof: “In the case of an Option or Stock Appreciation Right, the Award Date shall be determined in a manner consistent with the requirements of Section 409A or, if applicable, Section 422 of the Code.”
     2. Section 1.2(9) is amended by adding at the end thereof the following text: “In any case where deferred compensation subject to Section 409A of the Code could become payable under an Award upon a Change in Control Event, the term “Change in Control Event” shall be construed to require a “change in control event” as defined in Section 1.409A-3(i)(5)(i) of the Treasury Regulations.”
     3. A new Section 1.2(34-A) is added immediately following Section 1.2(34), to read in its entirety as follows:
     “(34-A) “Separation from Service” when used in the Plan or in any Award Document means and correlative terms mean a “separation from service” (as that term is defined at Section 1.409A-1(h) of the Treasury Regulations) from Fannie Mae and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with Fannie Mae under Section 1.409A-1(h)(3) of the Treasury Regulations. Subject to the applicable limitations under Section 409A of the Code, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred may be elected in writing. Any such written election shall be deemed part of the Plan. Wherever the term “termination of employment” (or a correlative term) appearing in the Plan or in an Award Document affects a Participant’s entitlement to, or the timing of, the payment of any amount of deferred compensation subject to Section 409A of the Code, it shall be construed to require a Separation from Service.”
     4. A new Section 1.2(34-B) is added immediately following new Section 1.2(34-A), to read in its entirety as follows:

     “(34-B) “Specified Employee” when used in the Plan or in any Award Document means an individual determined to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A. Subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(i) of the Treasury Regulations for purposes of determining “specified employee” status may be elected in writing. Any such written election shall be deemed part of the Plan.”
     5. Section 1.2(40) (“Total Disability”) is amended by adding at the end thereof the following text: “In any case where deferred compensation subject to Section 409A of the Code could become payable under an Award upon a Participant’s Total Disability, the term “Total Disability” shall be construed to require a “disability” as defined in Section 1.409A-3(i)(4)(i)(A) of the Treasury Regulations.”
     6. Section 1.6 is amended by adding the following sentence to the end thereof: “It is intended that, except as otherwise expressly determined by the Committee or its delegate in any case, each Award by its terms shall either comply with, or comply with the requirements for exemption from, the requirements of Section 409A of the Code.”
     7. The last sentence of Section 2.4(a) is amended by inserting at the end thereof the words: ”, and no extension of an Option shall result in exercisability of the Option beyond the earlier of the tenth anniversary of the original date of grant or the latest day on which the Option could have expired under its original terms.”
     8. Section 2.7 is deleted in its entirety.
     9. Section 3.1 is amended by adding the following text at the end thereof: “, and no extension of a Stock Appreciation Right shall result in exercisability of the Stock Appreciation Right beyond the earlier of the tenth anniversary of the original date of grant or the latest day on which the Stock Appreciation Right could have expired under its original terms. Each Stock Appreciation Right shall comply with the requirements of Section 1.409A-1(b)(5)(i)(B) of the Treasury Regulations.”
     10. Section 3.3(a) is amended by adding the words “in a manner consistent with exemption of the Stock Appreciation Right from the requirements of Section 409A of the Code” immediately after the words “Unless the Committee or its delegate otherwise provides”.
     11. The last sentence of Section 8.2(b) is hereby amended by adding the following phrase to the end of such sentence “and further provided that, with respect to Awards of Options and Stock Appreciation Rights, no adjustments shall be made that would cause the Award to cease to satisfy the conditions for exemption from the requirements of Section 409A.”
     12. For the avoidance of doubt, all Awards made under the Plan that are outstanding on January 1, 2008 shall be administered as though granted under Plan terms that incorporate the changes made by paragraphs 1 through 11 above. Without limiting the generality of the foregoing, in the case of any Restricted Stock Units granted to an individual who at the relevant time is a Specified Employee (as defined in Section 1.2(34-B) of the Plan as added by paragraph 4 above), any such units that vest by reason of Retirement or Early Retirement will be paid no earlier than six months and one day following such Retirement or Early Retirement; provided, further, that any long-term deferred cash award granted together with, and on the same vesting schedule as, a Restricted Stock Unit Award subject to this delayed payment schedule shall follow the delayed payment schedule to the same extent as the associated Restricted Stock Unit Award.